Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2010

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2010 of $3,562,000, an increase of 10.5% over the same period in 2009. The main component of improved earnings came from net interest income of $12,570,000, which was 6.4% greater than the first nine months of 2009. Earnings per share were $2.24 on September 30, 2010 and dividends declared year-to-date were $1.08 per share. Return on average stockholders’ equity and return on average assets were 9.70% and .87%, respectively, for the third quarter of 2010.

The Company reported total assets of $548,054,000 at September 30, 2010, an increase of $33,783,000 or 6.6% over balances at September 30, 2009. During this time the loan portfolio grew $17,146,000 or 4.2% to $422,128,000 and deposits increased $38,572,000 or 9.2% to $459,673,000. The Company reported ratios of net loans charged off to average loans of .05% and allowance for loan loss to total loans of 1.69%. The nonperforming asset to total asset ratio was 2.18% and therefore the Company has become even more diligent in working with customers in order to reach the best outcome for the institution while considering the best interest of the borrower. By doing so, management believes these efforts will build profitable long term relationships.

President and Chief Executive Officer Gary C. Beilman stated, “It is with pleasure that I present this report on Dimeco, Inc. In addition to the positive numbers stated above, the continuation of our quarterly dividend at $.36 per share produces a yield of $4.13% for our shareholders.”

Beilman continued, “Due to the sluggish economy on both a national and local level, we have been prompted to take an even closer look at all aspects of our business and the relationships that we enjoy. We have changed our philosophy regarding deposits. Rather than taking all deposit prospects, we have, instead, refocused our pricing to reward those deposit customers who maintain full banking relationships with us. We thank our shareholders for their continued investment in Dimeco, and the community for their continued patronage.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 20, 2010

Contact: Deborah Unflat, Vice President Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$5,593	$5,617	$16,524	$16,813
Investment securities:
Taxable	370	263	1,042	914
Exempt from federal income tax	254	240	768	691
Other	16	3	52	6

Total interest income	6,233	6,123	18,386	18,424

Interest Expense
Deposits	1,463	1,887	4,966	5,693
Short-term borrowings	37	31	113	101
Other borrowed funds	237	290	737	811

Total interest expense	1,737	2,208	5,816	6,605

Net Interest Income	4,496	3,915	12,570	11,819

Provision for loan losses	520	260	1,100	900

Net Interest Income After Provision for Loan Losses	3,976	3,655	11,470	10,919

Noninterest Income
Service charges on deposit accounts	303	386	995	1,116
Mortgage loans held for sale gains, net	76	119	171	461
Investment securities gains (losses)	24	(22)	18	(49)
Brokerage commissions	187	121	578	363
Earnings on bank-owned life insurance	108	108	318	307
Other income	320	315	992	759

Total noninterest income	1,018	1,027	3,072	2,957

Noninterest Expense
Salaries and employee benefits	1,653	1,595	5,047	4,772
Occupancy expense, net	265	257	842	823
Furniture and equipment expense	119	150	358	447
Professional fees	215	138	568	451
Data processing expense	172	165	527	472
FDIC insurance	204	181	565	708
Other expense	620	705	1,800	1,854

Total noninterest expense	3,248	3,191	9,707	9,527

Income before income taxes	1,746	1,491	4,835	4,349
Income taxes	471	405	1,273	1,125

NET INCOME	$1,275	$1,086	$3,562	$3,224

Earnings per Share - basic	$0.80	$0.70	$2.24	$2.07

Earnings per Share - diluted	$0.80	$0.69	$2.24	$2.04

Average shares outstanding - basic	1,597,745	1,559,115	1,589,955	1,558,573
Average shares outstanding - diluted	1,599,302	1,582,631	1,590,703	1,579,926

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
	2010	2009
September 30,
Assets
Cash and due from banks	$5,756	$8,504
Interest-bearing deposits in other banks	12,106	1,938
Federal funds sold	—	3,000

Total cash and cash equivalents	17,862	13,442

Mortgage loans held for sale	170	1,667
Investment securities available for sale	81,007	70,595

Loans (net of unearned income of $37 and $135)	422,128	404,982
Less allowance for loan losses	7,152	6,084

Net loans	414,976	398,898

Premises and equipment	10,456	10,996
Accrued interest receivable	1,857	1,763
Bank-owned life insurance	9,451	9,082
Other assets	12,275	7,828

TOTAL ASSETS	$548,054	$514,271

Liabilities
Deposits :
Noninterest-bearing	$48,964	$42,500
Interest-bearing	410,709	378,601

Total deposits	459,673	421,101

Short-term borrowings	13,536	13,802
Other borrowed funds	20,022	27,852
Accrued interest payable	757	923
Other liabilities	3,779	3,914

TOTAL LIABILITIES	497,767	467,592

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,652,318 and 1,613,878 shares issued	826	807
Capital surplus	6,184	5,553
Retained earnings	44,155	41,701
Accumulated other comprehensive income	1,189	685
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS’ EQUITY	50,287	46,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$548,054	$514,271

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)
		2010		2009		% Increase (decrease)
	Performance for the nine months ended September 30,
	Interest income	$18,386		$18,424		-0.2%
	Interest expense	$5,816		$6,605		-12.0%
	Net interest income	$12,570		$11,819		6.4%
	Net income	$3,562		$3,224		10.5%

	Shareholders’ Value (per share)
	Net income - basic	$2.24		$2.07		8.2%
	Net income - diluted	$2.24		$2.04		9.8%
	Dividends	$1.08		$1.08		0.0%
	Book value	$31.46		$29.93		5.1%
	Market value	$34.90		$40.25		-13.3%
	Market value/book value ratio	110.9%		134.5%		-17.6%
*	Price/earnings multiple	11.7	X	14.6	X	-19.9%
*	Dividend yield	4.13%		3.58%		15.4%

	Financial Ratios
*	Return on average assets	0.87%		0.90%		-3.3%
*	Return on average equity	9.70%		9.43%		2.9%
	Shareholders’ equity/asset ratio	9.18%		9.08%		1.1%
	Dividend payout ratio	48.21%		52.17%		-7.6%
	Nonperforming assets/total assets	2.18%		2.01%		8.5%
	Allowance for loan loss as a % of loans	1.69%		1.50%		12.7%
	Net charge-offs/average loans	0.05%		0.06%		-16.7%
	Allowance for loan loss/nonaccrual loans	72.5%		79.5%		-8.8%
	Allowance for loan loss/non-performing loans	66.0%		63.3%		4.3%

	Financial Position at September 30,
	Assets	$548,054		$514,271		6.6%
	Loans, net of unearned	$422,128		$404,982		4.2%
	Deposits	$459,673		$421,101		9.2%
	Stockholders’ equity	$50,287		$46,679		7.7%

*	annualized

October 2010

Dear Shareholders:

It is with pleasure that I make this report of Dimeco, Inc. for the third quarter of 2010. Thankfully, because of numerous efforts, there is much good news to report. Deposits, loans, and total assets are all up nicely from a year earlier. So too is stockholders’ equity. Net income is up over 10% for the nine months of this year; our allowance for loan losses has been raised to 1.69%; and the continuation of our quarterly dividend at $.36 per share produces a yield of 4.13%. You will note these and other accomplishments as you review the entire report.

Our economy, both locally and nationally, continues to be stubbornly sluggish. We are living through very interesting times. Because of this, we have been prompted to take an even closer look at all aspects of our business and the relationships that we enjoy. During the second and third quarters of this year, and continuing into the future, we have changed our philosophy regarding deposits. Rather than taking all deposit prospects, we have, instead, refocused our pricing to reward those deposit customers who maintain full banking relationships with us.

Said simply, the best deposit rates and products are made available to those who have made us their total financial partner. Through these actions our overall deposit balances, especially certificates of deposit, have decreased slightly from our totals in June. By doing so, we have strengthened existing relationships and attracted new ones. A corresponding benefit for us is that our overall interest expense has decreased.

These economic times require additional management of the loan portfolio. With decreased commerce has come restricted cash flows for some of our clients, and correspondingly, increased collection activity and monitoring on our part. We continue to work diligently with our borrowers for their best interests as well as our own. Although these comments sound sober, our approach is to be as realistic as possible during these unprecedented times. Our goal is to position the Company well for what may be another year of economic stagnation.

Suffice it to say, we continue our efforts to produce the best possible results for you, especially during these challenging economic times. We thank you for your investment and your continued loyalty. Additionally, we encourage you to refer others to us for banking, trust, and investment services. As always, your comments and questions are welcome.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer